EXHIBIT 14.1

MOLECULAR PHARMACOLOGY (USA) LIMITED

CODE OF ETHICS

In my role as an executive and/or a financial executive of MOLECULAR PHARMACOLOGY (USA) LIMITED, I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct to:

1.	act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships.

2.	proactively promote ethical behavior with all whom I come in contact with as an officer of MOLECULAR PHARMACOLOGY (USA) LIMITED.

3.	act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my judgment to be subordinated by others.

4.	provide regulators, our accountants, legal counsel and other internal and external parties with information that is accurate, complete, objective, relevant, timely and understandable.

5.	exercise responsible use of, and control over, all information, assets and resources employed or entrusted to me as an officer of MOLECULAR PHARMACOLOGY (USA) LIMITED

6.	comply with rules and regulations of federal, state, and local governments, and appropriate private and public regulatory bodies.

7.	to respect the confidentiality of information acquired in the course of my work, to not disclose such information except when authorized or otherwise legally obligated to do so and to not use such information for my personal advantage.

9.	ensure that directions provided to our accountants, legal counsel and other third party providers are clear and our compliance expectations of ethical behavior understood.

10.	proactively communicate compliance standards and procedures to any current or future employees.

I agree to report to Molecular Pharmacology (USA) Limited and all other applicable parties including regulators of any failure on my part to adhere to this Code of Conduct. I fully understand that violation of this code may lead to penalties to myself personally and to Molecular Pharmacology (USA) Limited.

/s/ Ian Downs ______________________________	Date for reference: January 30, 2006
Name: Ian Downs Position: President, Chief Executive Officer, Chief Financial Officer, Secretary and Director
/s/ Jeffrey D. Edwards ______________________________	Date for reference: January 30, 2006
Name: Jeffrey D. Edwards Position: Director